Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE FOR THE THIRD QUARTER 2016

SAN DIEGO – November 3, 2016 – Mirati Therapeutics, Inc. (NASDAQ: MRTX) (“the Company” or “Mirati”) today reported financial results for the third quarter ended September 30, 2016 and provided an update on its product development programs.

“We are pleased by the continued progress in all three of our clinical development programs during the third quarter and are encouraged by enrollment rates, particularly in our Phase 2 trial for glesatinib,” said Charles M. Baum, M.D., Ph.D., President and CEO of Mirati.  “We are focused on establishing the response rate in these patients, and will provide an efficacy update as we collect data on a meaningful number of patients.”

Current Programs

Glesatinib (MGCD265)

Patient enrollment continues in the glesatinib Phase 2 clinical trial in non-small cell lung cancer (NSCLC) patients with MET genetic alterations.  Enrollment rates in the trial continue to increase, due in part to the Company’s diagnostic partnerships, which have enabled accelerated patient identification and enrollment.  Patients in the Phase 2 clinical trial are demonstrating improved tolerability. An interim update will be provided once data is collected on at least 15 patients.

Sitravatinib (MGCD516)

The Phase 1b clinical trial of sitravatinib continues to enroll patients with RET, CHR4q12 and CBL genetic alterations in NSCLC and other solid tumors. Patient enrollment is on track, and updates will be provided on the status of this clinical trial as we receive more data.

We are also initiating a Phase 2 clinical trial to assess the potential for glesatinib or sitravatinib, each in combination with Nivolumab, to enhance the clinical efficacy of Nivolumab in patients with NSCLC.

Mocetinostat (MGCD103)

The Phase 2 clinical trial for mocetinostat in combination with durvalumab, MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, is progressing as planned. The clinical trial is exploring the potential of mocetinostat to enhance the effectiveness of checkpoint inhibitors in NSCLC and other solid tumors.

Third Quarter and Nine Month 2016 Financial Results

Cash, cash equivalents, and short-term investments were $73.0 million on September 30, 2016, as compared to $122.3 million on December 31, 2015.

Research and development expenses for the third quarter of 2016 were $16.1 million, compared to $14.6 million for the same period in 2015. Research and development expenses for the nine months ended September 30, 2016 were $52.5 million, compared to $34.0 million for the same period in 2015. The increase in research and development expenses for both the three and nine months ended September 30, 2016 compared to the same periods of 2015 relates to an increase in expenses associated with ongoing clinical trials for both glesatinib and sitravatinib, as well as an increase in other research and development expenses, which reflects higher compensation expense due to an increase in research and development employees during the three and nine months ended September 30, 2016.  A one-time license fee of $2.5 million related to an early stage discovery project also contributed to the increase in expenses for the nine months ended September 30, 2016 compared to the same period in 2015.

General and administrative expenses for the third quarter of 2016 were $3.5 million, compared to $4.2 million for the same period in 2015. General and administrative expenses for the nine months ended September 30, 2016 were $11.4 million, compared to $12.2 million for the same period in 2015. The decrease in general and administrative expenses for the three and nine months ended September 30, 2016 compared to the same periods of 2015 is largely the result of a decrease in non-cash stock-based compensation expense.

Net loss for the third quarter of 2016 was $19.4 million, or $0.97 per share basic and diluted, compared to net loss of $18.7 million, or $1.11 per share basic and diluted for the same period in 2015. Net loss for the nine months ended September 30, 2016 was $63.4 million, or $3.21 per share basic and diluted, compared to net loss of $46.1 million, or $2.86 per share basic and diluted for the same period in 2015.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer in selected subsets of cancer patients with unmet needs.  In addition, our product candidates will be evaluated in combination with checkpoint inhibitors (anti-PD-1 and PD-L1) to determine whether they will enhance the efficacy of those agents in patients with non-small cell lung cancer (“NSCLC”) and other solid tumors.  Our clinical pipeline consists of three product candidates: glesatinib, sitravatinib and mocetinostat.  Both glesatinib and sitravatinib are orally bio-available, spectrum-selective kinase inhibitors with distinct target profiles that are in development for the treatment of patients with NSCLC and other solid tumors. Glesatinib is in Phase 2 clinical development, and targets the MET and Axl receptor tyrosine kinase families.  Sitravatinib is in Phase 1b clinical development and targets genetic alterations in RET rearrangements, CHR4q12 amplifications, and CBL mutations. Our third product candidate is mocetinostat, an orally bio-available, Class 1 selective histone deacetylase (“HDAC”) inhibitor.  Mocetinostat is in Phase 2 clinical development in combination with durvalumab, MedImmune’s anti-PD-L1 immune checkpoint inhibitor, for the treatment of patients with NSCLC.  More information about these programs is available at www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of the Company that are not historical facts may be considered “forward-looking statements,” including, but not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates.  Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology.  Forward-looking statements are based on current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it, and are subject to risks and uncertainties.  Such risks and uncertainties may cause actual results to differ materially from the expectations set forth in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the United States Securities and

Exchange Commission. Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contacts:

Marcy Graham

Mirati Therapeutics Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Lilian Stern

Stern Investor Relations

(212) 362-1200

Lilian@sternir.com

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$72,982	$122,327
Other current assets	2,504	3,075
Total current assets	75,486	125,402

Property and equipment, net	537	614
Other assets	3,135	2,001

Total assets	$79,158	$128,017

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$13,661	$9,798
Total current liabilities	13,661	9,798
Other liabilities	13	43
Total liabilities	13,674	9,841

Stockholders’ equity	65,484	118,176

Total liabilities and stockholders’ equity	$79,158	$128,017

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Expenses
Research and development	$16,106	$14,563	$52,535	$34,046
General and administrative	3,475	4,161	11,391	12,180
Total operating expenses	19,581	18,724	63,926	46,226

Loss from operations	(19,581)	(18,724)	(63,926)	(46,226)

Other income (expense), net	160	(17)	530	99

Net loss	$(19,421)	$(18,741)	$(63,396)	$(46,127)
Unrealized gain on available-for-sale investments	(34)	6	26	2

Comprehensive loss	$(19,455)	$(18,735)	$(63,370)	$(46,125)

Basic and diluted net loss per share	$(0.97)	$(1.11)	$(3.21)	$(2.86)
Weighted average number of shares used in computing net loss per share, basic and diluted	19,924	16,842	19,740	16,103

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